EXHIBIT 10


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                          AGREEMENT AND PLAN OF MERGER

                           dated as of August 6, 1997

                                 by and between

                              Wachovia Corporation

                                       and

                               1st United Bancorp






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                               TABLE OF CONTENTS

                                                                                    PAGE
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
RECITALS............................................................................ 1

                                   ARTICLE I

Certain Definitions................................................................. 1
         1.01 CERTAIN DEFINITIONS .................................................. 1

                                   ARTICLE II

The Merger.......................................................................... 6
         2.01 THE MERGER ........................................................... 6
         2.02 EFFECTIVE DATE AND EFFECTIVE TIME..................................... 7
         2.03 PLAN OF MERGER........................................................ 7

                                  ARTICLE III

Consideration; Exchange Procedures.................................................. 7
         3.01 MERGER CONSIDERATION ................................................. 7
         3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS .............................. 8
         3.03 FRACTIONAL SHARES..................................................... 8
         3.04 EXCHANGE PROCEDURES................................................... 9
         3.05 ANTI-DILUTION PROVISIONS.............................................. 9
         3.06 OPTIONS...............................................................10

                                   ARTICLE IV

Actions Pending Acquisition.........................................................11
         4.01 FOREBEARANCES OF 1ST UNITED...........................................11
         4.02 FOREBEARANCES OF WACHOVIA.............................................13

                                   ARTICLE V

Representations and Warranties.....................................................14
         5.01 DISCLOSURE SCHEDULES.................................................14
         5.02 STANDARD.............................................................14
         5.03 REPRESENTATIONS AND WARRANTIES OF 1ST UNITED.........................14
         5.04 REPRESENTATIONS AND WARRANTIES OF WACHOVIA ..........................24




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                                   ARTICLE VI

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Covenants..........................................................................27
         6.01 REASONABLE BEST EFFORTS..............................................27
         6.02 STOCKHOLDER APPROVALS ...............................................28
         6.03 REGISTRATION STATEMENT...............................................28
         6.04 PRESS RELEASES.......................................................29
         6.05 ACCESS; INFORMATION..................................................29
         6.06 ACQUISITION PROPOSALS................................................30
         6.07 AFFILIATE AGREEMENTS ................................................30
         6.08 SHAREHOLDER AGREEMENT................................................31
         6.09 TAKEOVER LAWS........................................................31
         6.10 CERTAIN POLICIES.....................................................31
         6.11 NYSE LISTING.........................................................31
         6.12 REGULATORY APPLICATIONS..............................................31
         6.13 INDEMNIFICATION......................................................32
         6.14 BENEFIT PLANS........................................................33
         6.15 ACCOUNTANTS ' LETTERS................................................33
         6.16 NOTIFICATION OF CERTAIN MATTERS......................................34
         6.17 STOCK PLANS..........................................................34
         6.18 DIVIDEND COORDINATION................................................34

                                  ARTICLE VII

Conditions to Consummation of the Merger...........................................34
         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...........34
         7.02 CONDITIONS TO OBLIGATION OF 1ST UNITED...............................35
         7.03 CONDITIONS TO OBLIGATION OF WACHOVIA.................................36

                                  ARTICLE VIII

Termination........................................................................37
         8.01 TERMINATION..........................................................37
         8.02 EFFECT OF TERMINATION AND ABANDONMENT................................38

                                   ARTICLE IX

Miscellaneous......................................................................38
         9.01 SURVIVAL.............................................................38
         9.02 WAIVER; AMENDMENT....................................................38



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                                                                                   PAGE
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         9.03 COUNTERPARTS.........................................................38
         9.04 GOVERNING LAW........................................................38
         9.05 EXPENSES.............................................................38
         9.06 NOTICES..............................................................38
         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES ..................40
         9.08 INTERPRETATION; EFFECT...............................................40

EXHIBIT  A Form of Stock Option Agreement
EXHIBIT  B Form of Shareholder Agreement
EXHIBIT  C Form of Plan of Merger



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         AGREEMENT AND PLAN OF MERGER, dated as of August 6, 1997 (this
"AGREEMENT") by and between 1st United Bancorp ("1ST UNITED") and Wachovia Corporation ("WACHOVIA").


                                    RECITALS


         A. 1ST UNITED BANCORP. 1st United is a Florida corporation, having its principal place of business in Boca Raton, Florida.

         B. WACHOVIA CORPORATION. Wachovia is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

         C. STOCK OPTION AGREEMENT. As a condition and an inducement to Wachovia's entering into this Agreement, 1st United has granted to Wachovia an option pursuant to a stock option agreement, in substantially the form of EXHIBIT A (the "STOCK OPTION AGREEMENT").

         D. SHAREHOLDER AGREEMENT. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, shareholders of 1st United who are also directors of 1st United and who hold, in the aggregate in excess of 20% of the outstanding shares of 1st United Common Stock have entered into an agreement with Wachovia, in the form of EXHIBIT B hereto (the "SHAREHOLDER AGREEMENT"), under which each such shareholders have agreed to vote in favor of this Agreement.

         E. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 (the "CODE").

         F. BOARD ACTION. The respective Boards of Directors of each of Wachovia and 1st United have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

         NOW, THEREFORE:, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "ACQUISITION PROPOSAL" has the meaning set forth in Section 6.06.



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         "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "CODE" means the Internal Revenue Code of 1986, as amended,

         "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

         "COSTS" has the meaning set forth in Section 6.13(a).

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

         "EFFECTIVE DATE" means the date on which the Effective Time occurs.

         "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

         "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

         "ERISA AFFILIATE PLAN" has the meaning set forth in Section 5.03(m).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

         "EXCHANGE RATIO" has the meaning set forth in Section 3.01.

         "FBCA" means the Florida 1989 Business Corporation Act.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.


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         "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 6.1 3(a).

         "INSURANCE AMOUNT" has the meaning set forth in Section 6.13(b).

         "INSURANCE POLICY" has the meaning set forth in Section 5.03(t).

         "IRS" has the meaning set forth in Section 5.03(m).

         "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "MATERIAL ADVERSE EFFECT" means, with respect to Wachovia, 1st United or the Surviving Corporation, any effect that (i) is material and adverse to the financial position, results of operations or business of Wachovia and its Subsidiaries taken as a whole, 1st United and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Wachovia or 1st United to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken by 1st United with the prior written consent of Wachovia and (e) changes in conditions or circumstances that affect the banking industry generally.

         "MERGER" has the meaning set for in Section 2.01.

         "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

         "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

         "NASDAQ" means the Nasdaq Stock Market, Inc.'s National Market System.

         "NCBCA" means the North Carolina Business Corporation Act.

         "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

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         "NORTH CAROLINA SECRETARY" has the meaning set forth in Section
2.01(b).

         "NYSE" means the New York Stock Exchange, Inc.

         "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

         "PBGC " means the Pension Benefit Guaranty Corporation.

         "PENSION PLAN" has the meaning set forth in Section 5.03(m).

         "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "PLANS" has the meaning, set forth in Section 5.03(m).

         "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

         "PROXY STATEMENT" has the meaning set forth in Section 6.03.

         "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

         "REGULATORY AUTHORITIES" has the meaning set forth in Section 5.03(i).

         "REPLACEMENT OPTION" has the meaning set forth in Section 3.06.

         "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" means the Securities and Exchange Commission.

         "SEC DOCUMENTS" has the meaning set forth in Section 5.03(g).

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.


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         "STOCK OPTION AGREEMENT" has the meaning set forth in Recital C.

         "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

         "TAKEOVER LAWS" has the meaning set forth in Section 5.03(o).

         "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "TREASURY STOCK" shall mean shares of 1st United Common Stock held by 1st United or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

         "WACHOVIA" has the meaning set forth in the preamble to this Agreement.

         "WACHOVIA AVERAGE STOCK PRICE" has the meaning see forth in Section
3.01.

         "WACHOVIA BOARD" means the Board of Directors of Wachovia.

         "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia

         "WACHOVIA PREFERRED STOCK" means the preferred stock, pat value $5.00 pet share, of Wachovia.

         "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.


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         "X" has the meaning set forth in the preamble to this Agreement.

         "1ST UNITED AFFILIATE" has the meaning set forth in Section 6.07(a).

         "1ST UNITED BOARD" means the Board of Directors of 1st United.

         "1ST UNITED BY-LAWS" means the Amended and Restated By-laws of 1st United.

         "1ST UNITED CERTIFICATE" means the Amended and Restated Articles of Incorporation of 1st United.

         "1ST UNITED COMMON STOCK" means the common stock, par value $0.01 per share, of 1st United.

         "1ST UNITED MEETING" has the meaning set forth in Section 6.02.

         "1ST UNITED PREFERRED STOCK" means the preferred stock, no par value, of 1st United.

         "1ST UNITED STOCK OPTION" has the meaning set forth in Section 3.06.

         "1ST UNITED STOCK" means, collectively, 1st United Common Stock and 1st United Preferred Stock.

         "1st United Stock Plan" has the meaning set forth in Section 3.06.

                                   ARTICLE II

                                   THE MERGER

         2.01 THE MERGER. (a) At the Effective Time, 1st United shall merge with and into Wachovia (the "MERGER"), the separate corporate existence of 1st United shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with 1st United (including, without limitation, the provisions of this Article
II) if and to the extent it deems such change to be necessary or appropriate after notification to and consultation with 1st United; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of 1st United Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of 1st United's stockholders as a result of receiving the Merger Consid-


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eration or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         (b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Florida Department of State of articles of merger in accordance with Section 607.1105 of the FBCA and the filing in the Office of the Secretary of State of the State of North Carolina (the "NORTH CAROLINA SECRETARY") of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such articles. The Merger shall have the effects prescribed in the NCBCA and the FBCA.

         (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

         (d) DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

         2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, a day within five business days of such fifth business day) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

         2.03 PLAN OF MERGER. Wachovia and 1st United shall enter into a separate plan of merger, in substantially the form of Exhibit C, for purposes of any filing requirement.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) OUTSTANDING 1ST UNITED COMMON STOCK. Each share, excluding Treasury Stock, of 1st United Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the


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      Exchange Ratio (as defined in the following sentence). The "EXCHANGE
      RATIO" shall mean a number equal to $20,875 divided by the Wachovia Average Stock Price (as defined below) (rounded to the nearest one-thousandth) provided that:

         (i) if the Wachovia Average Stock Price exceeds $69.64375, the Exchange Ratio shall be 0.3; and

         (ii) if the Wachovia Average Stock Price is less than $56.98125, the Exchange Ratio shall be 0.366.

         The "WACHOVIA AVERAGE STOCK PRICE" shall mean the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the ten NYSE trading days immediately preceding the Effective Date. The Exchange Ratio and the determination thereof shall be subject to adjustment as set forth in Section 3.05.

         (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         (c) TREASURY SHARES. Each share of 1st United Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor


         3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of 1st United Stock shall cease to be, and shall have no rights as, stockholders of 1st United, other than to receive any dividend or other distribution with respect to such 1st United Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of 1st United or the Surviving Corporation of shares of 1st United Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of 1st United Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Wachovia Average Stock Price.

         3.04 EXCHANGE PROCEDURES. (a) As promptly as practicable after the Effective Date and in any event within 10 business days thereof, Wachovia or Wachovia Bank, N.A. (in such


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capacity, the "EXCHANGE AGENT"), shall send or cause to be sent to each former holder of record of shares of 1st United Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such, stockholder's certificates formerly representing shares of 1st United Common Stock ("Old Certificates") for the consideration set forth in this Article III. Wachovia shall cause the certificates representing the shares of Wachovia Common Stock ("New Certificates") into which shares of a stockholder's 1st United Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of 1st United Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest until be paid on any cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. 1st United shall have the right to review and comment on the transmittal materials before the Effective Date.

         (b) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of 1st United Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (c) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of 1st United Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of 1st United Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

         3.05 ANTI-DILUTION PROVISIONS. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization reorganization, reclassification, reverse stock split or similar transaction (collectively the "RECAPITALIZATION") with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the calculation thereof shall be proportionately adjusted so that each holder of 1st United Common Stock shall receive the number of shares of Wachovia Common Stock that such holder would have received if the Recapitalization had occurred immediately after the Effective Time.


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         3.06 OPTIONS. (a) Unless an Optionee shall provide 1st United with the notice contemplated by Section 3.06(b) below, then, at the Effective Time, each outstanding option to purchase shares of 1st United Common Stock (each, a "1ST UNITED STOCK OPTION"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such 1st United Stock Option, the number of shares of Wachovia Common Stock equal to (i) the number of shares of 1st United Common Stock subject to the 1st United Stock Option, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT OPTION"), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of 1st United Common Stock which were purchasable pursuant to such 1st United Stock Option divided by (B) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each 1st United Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, 1st United shall take all action necessary, including obtaining any necessary consents from holders of 1st United Stock Options, to permit the replacement of the outstanding 1st United Stock Options by Wachovia pursuant to this Section. Wachovia shall cause any shares to be issued pursuant to the Replacement Options to be subject to a registration statement under the Securities Act.

         (b) If an Optionee shall provide written notice to 1st United within at least 10 business days prior to the Effective Time of its election to treat 1st United Stock Options in accordance with the provisions of this Section 3.06(b), then, at the Effective Time, each then outstanding 1st United Stock Option, whether or not vested, shall be canceled and the Optionee shall be entitled to receive an amount of cash equal to the product of (i) the amount, if any, by which the Merger Consideration Value (as defined below) exceeds the exercise price per share subject to such 1st United Stock Option (whether or not vested) and (ii) the number of shares issuable pursuant to the unexercised portion of such 1st United Stock Option, less any required withholding taxes (the "OPTION CONSIDERATION"). "MERGER CONSIDERATION VALUE" shall be equal to the Exchange Ratio multiplied by the Wachovia Average Stock Price. The Option Consideration shall be paid promptly following the Effective Time. Prior to the Effective Time, 1st United shall take such actions as may be necessary to effectuate the foregoing, including obtaining all applicable consents from the Optionees.


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                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

         4.01 FOREBEARANCES OF 1ST UNITED. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, 1st United will not, and will cause each of its Subsidiaries not to:

         (a) ORDINARY COURSE. Conduct the business of 1st United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon 1st United's ability to perform any of its maternal obligations under this Agreement.

         (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of 1st United Common Stock or any Rights, (B) enter into any agreement with respect to the foregoing, or (C) permit any additional shares of 1st United Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

         (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend (other than (A) quarterly cash dividends on 1st United Common Stock in an amount not to exceed $0.11 per share (the "Permitted Dividend Amount") with record and payment dates consistent with past practice and
      (B) dividends from wholly owned Subsidiaries to 1st United or another wholly owned Subsidiary of 1st United) on or in respect of, or declare or make any distribution on any shares of, 1st United Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; PROVIDED, HOWEVER, if Wachovia shall increase its regular quarterly dividend to an amount in excess of $0.40 per share, then the Permitted Dividend Amount may be increased by 1st United at its option for all simultaneous and future dividends in an amount proportionate to the increase in the Wachovia dividend.

         (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employees of 1st United or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

         (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of 1st United or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

         (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

         (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole and in which no capital stock or Rights are issued.

         (h) GOVERNING DOCUMENTS. Amend the 1st United Certificate, 1st United By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of 1st United's Subsidiaries.

         (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (j) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

         (k) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to 1st United and its Subsidiaries taken as a whole.

         (1) ADVERSE ACTIONS. (a) Knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (b) knowingly take any action that is intended or is reasonably likely to result in

      (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business.

         (o) COMMITMENTS. Agree or commit to do any of the foregoing.

         4.02 FOREBEARANCES OF WACHOVIA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of 1st United, Wachovia will not, and will cause each of its Subsidiaries not to:

         (a) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend.

         (b) ADVERSE ACTIONS. (i) Take any action which would materially adversely affect its ability to consummate the Merger; (ii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or
      (iii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Wachovia has delivered to 1st United a schedule and 1st United has delivered to Wachovia schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

         5.02 STANDARD. No representation or warranty of 1st United or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect.

         5.03 REPRESENTATIONS AND WARRANTIES OF 1ST UNITED. Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule referring to the relevant paragraph below, 1st United hereby represents and warrants to Wachovia:

         (a) ORGANIZATION, STANDING AND AUTHORITY. 1st United is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. 1st United is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) 1ST UNITED STOCK. As of the date hereof, the authorized capital stock of 1st United consists solely of 20,000,000 shares of 1st United Common Stock, of which not more than 10,160,000 shares were outstanding as of the date hereof and 5,000,000 shares of 1st United Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, no shares of 1st United Common Stock were held in treasury by 1st United or otherwise owned by 1st United or its Subsidiaries ("TREASURY STOCK"). The outstanding shares of 1st United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of 1st United Common Stock authorized and reserved for issuance, 1st United does not have any Rights issued or outstanding with respect to 1st United Stock, and 1st United does not have any commitment to authorize, issue or sell any 1st United Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of 1st United Common Stock which are issuable and reserved for issuance upon exercise of 1st United Stock Options as of the date hereof, and the exercise prices and other terms thereof, are Previously Disclosed in 1st United's Disclosure Schedule.

         (c) SUBSIDIARIES. (i)(A) 1st United has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by 1st United or its Subsidiaries are fully paid and nonassessable and are owned by 1st United or its Subsidiaries free and clear of any Liens.

         (ii) 1st United does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

         (iii) Each of 1st United's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) CORPORATE POWER. 1st United and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and 1st United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

         (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of 1st United Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of 1st United and the 1st United Board prior to the date hereof. This Agreement is a valid and legally bending obligation of 1st United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The 1st United Board of Directors has received the opinion of Hoeffer & Arnett, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of 1st United Common Stock from a financial point of view.

         (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by 1st United or any of its Subsidiaries in connection with the execution, delivery or performance by 1st United of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (B) filings of applications or notices with federal and Florida banking authorities, (C) filings with the SEC and state securities authorities, and (D) the filing of articles of merger with the North Carolina Secretary pursuant to the NCBCA and the Florida Department of State pursuant to the FBCA. As of the date hereof, 1st United is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of 1st United or of any of its Subsidiaries or to which 1st United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the 1st United Certificate or the 1st United By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS, NO MATERIAL ADVERSE EFFECT.
      (i) 1st United's Annual Reports on Form 10-K or 10-KSB for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the

      Exchange Act, in the form filed or to be filed (collectively, 1st United's "SEC DOCUMENTS") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of 1st United and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of 1st United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (ii) Since December 31, 1996, 1st United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

         (iii) Since December 31, 1996, (A) 1st United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and
      (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to 1st United.

         (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against 1st United or any of its Subsidiaries and, to 1st United's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i) REGULATORY MATTERS. (i) Neither 1st United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

         (ii) Neither 1st United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission.

         (j) COMPLIANCE WITH LAWS. 1st United and each of its Subsidiaries:

            (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

            (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to 1st United's knowledge, no suspension or cancellation of any of them is threatened; and

            (iii) has received no notification or communication from any Governmental Authority (A) asserting that 1st United or any of its Subsidiaries is not in compliance with any statute, regulation, or ordinance or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to 1st United's knowledge, do any grounds for any of the foregoing exist).

         (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither 1st United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of
      Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) NO BROKERS. No action has been taken by 1st United that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Hoeffer & Arnett, Inc.

         (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of 1st United's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "DIRECTORS") of 1st United or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "COMPENSATION AND BENEFIT PLANS"). Neither 1st United nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

         (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS") for "TRA" (as defined in Rev. Ploc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and 1st United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of 1st United, threatened legal action, suit or claim relating to the Compensation and Benefit Plans, other than routine claims for benefits. Neither 1st United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject 1st United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ER1SA, assume for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

         (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by 1st United or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA AFFILIATE") which is considered one employer with 1st United under Section 4001(a)(14) of ERISA or Section 414(b) or
      (c) of the Code (an "ERISA AFFILIATE PLAN"). None of 1st United, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan with the 12-month period ending on the date hereof, any to the knowledge of 1st United no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to 1st United's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of 1st United, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other government agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

         (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which 1st United or any of its Subsidiaries is a party have been timely made or have been reflected on 1st United's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) with the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of 1st United, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under
      Section 412(n) of the Code or pursuant to ERISA.

         (v) Neither 1st United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit

      Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by 1st United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

         (vi) With respect to each Compensation and Benefit Plan, if applicable, 1st United has provided, or made available to Wachovia, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) test instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

         (vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

         (viii) Neither 1st United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

         (ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective
      Time), none of Wachovia, 1st United or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) LABOR MATTERS. Neither 1st United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is 1st United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice

      (within the meaning of the National Labor Relations Act) or seeking to compel 1st United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to 1st United's knowledge, threatened, nor is 1st United aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) TAKEOVER LAWS; DISSENTERS RIGHTS. 1st United has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS"), including, without limitation, the State of Florida, and including, without limitation, Sections 607.0901 and
      607.0902 of the FBCA. Holders of 1st United Common Stock do not have dissenters rights in connection with the Merger.

         (p) ENVIRONMENTAL MATTERS. To the knowledge of 1st United and its Subsidiaries, neither the conduct nor operation of 1st United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither 1st United nor any of its Subsidiaries has received any notice from any person or entity that 1st United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary or agency capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to 1st United and its Subsidiaries have been duly filed,
      (ii) all Taxes shown to be due on the Tax Returns referred to in clause
      (i) have been paid in fu11 or are being disputed in good faith, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or are being disputed in good faith, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of 1st United or its Subsidiaries. 1st United has made available to Wachovia true and correct copies of the United States federal income Tax Returns filed by 1st United and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1993. Neither 1st United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by 1st United's SEC Documents filed on or prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in 1st United's SEC Documents filed prior to the date hereof. As of the date hereof, neither 1st United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         (r) DERIVATIVES AND SIMILAR INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar arrangements, whether entered into for 1st United's own account, or for the account of one or more of 1st United's Subsidiaries or their customers (all of which are listed on 1st United's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of 1st United or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither 1st United nor its Subsidiaries, nor to 1st United's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) BOOKS AND RECORDS. The books and records of 1st United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of 1st United and its Subsidiaries.

         (t) INSURANCE. 1st United's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by 1st United or its Subsidiaries or under which 1st United pays the premiums ("INSURANCE POLICIES"). 1st United and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of 1st United reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are full force and effect; 1st United and its Subsidiaries are not in maternal default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) ASSET CLASSIFICATION. 1st United has Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or


                                      -23
      other assets of it and its Subsidiaries that have been classified by it as of June 30, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of June 30, 1997 by any Regulatory Authority as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or a Subsidiary prior to June 30, 1997.

         (v) DISCLOSURE. The representations and warranties contained in this
      Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         5.04 REPRESENTATIONS AND WARRANTIES OF WACHOVIA. Subject to Sections 501 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule referring to the relevant paragraph below, Wachovia hereby represents and warrants to 1st United as follows:

         (a) ORGANIZATION, STANDING AND AUTHORITY. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (b) WACHOVIA STOCK. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 500,000,000 shares of Wachovia Common Stock, of which _________ shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except in connection with its publicly disclosed acquisitions, or as previously disclosed, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

         (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of 1st United Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, filly paid and nonassessable.

         (c) SUBSIDIARIES. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

         (d) CORPORATE POWER. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (f) REGULATORY APPROVALS; NO DEFAULTS. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR ACT"); (B) the filing of applications and notices, as applicable, with federa1 and Florida banking authorities; (C) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (D) the filing and declaration of effectiveness of the Registration Statement; (E) the filing of articles of merger with the North Carolina Secretary pursuant to the NCBCA and the Florida Department of State pursuant to the FBCA; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Wachovia is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b)

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmenta1 permit or license, or agreement, indenture or instrument of

      Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Wachovia's SEC Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity audit cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (ii) Since December 31, 1996, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

         (h) LITIGATION; REGULATORY ACTION. (i) Other than as set forth in its SEC Document filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

         (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Wachovia or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or arrangement.

         (i) COMPLIANCE WITH LAWS.   Wachovia and each of its Subsidiaries:

            (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

            (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

            (iii) as of the date hereof, has received no notification or communication from any Governmental Authority (A) asserting that Wachovia or any of its Subsidiaries is not in compliance with any statute, regulation, or ordinance or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Wachovia's knowledge, do any grounds for any of the foregoing exist).

         (j) NO BROKERS. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (k) TAX MATTERS. As of the date hereof, neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         (l) DISCLOSURE. The representations and warranties contained in this
      Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                   COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of 1st United and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 STOCKHOLDER APPROVALS. 1st United agrees to take, in accordance with applicable law or NASDAQ rules and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of stockholders of 1st United to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by 1st United's stockholders for consummation of the Merger (including any adjournment or postponement, the "1ST UNITED MEETING") as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the 1st United Board of its fiduciary duties as advised in writing by its counsel, the 1st United Board shall recommend such approval, and 1st United shall take all reasonable, lawful action to solicit such approval by its stockholders. At the request of Wachovia, 1st United will utilize a professional proxy solicitation firm to assist it in procuring the necessary stockholder vote. The 1st United Board in discharging its fiduciary duties connection with the foregoing, may request and take into consideration a letter from Hoeffer & Arnett, Inc., regarding whether or not the Merger Consideration to be received by 1st United's shareholders in connection with the Merger is fair to such shareholders from a financial point of view.

         6.03 REGISTRATION STATEMENT. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of 1st United constituting a part thereof (the "PROXY STATEMENT") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and PROVIDED that 1st United and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of 1st United and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. 1st United agrees to furnish to Wachovia all information concerning 1st United, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of 1st United and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the 1st United Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of 1st United and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) Wachovia agrees to advise 1st United, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 PRESS RELEASES. Each of 1st United and Wachovia agrees that it will not, without the prior approval of the other party (which will not unreasonably be withheld), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

         6.05 ACCESS; INFORMATION. (a) Each of 1st United and Wachovia agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.06 ACQUISITION PROPOSALS. 1st United agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of 1st United or its Subsidiaries shall, and 1st United shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of 1st United) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, 1st United or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or, except to the extent legally required for the discharge by the 1st United Board of its fiduciary duties as advised in wrong by its counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. 1st United shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. 1st United shall promptly (within 24 hours) advise Wachovia following the receipt by 1st United of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Wachovia of any developments of significance with respect to such Acquisition Proposal immediately upon the occurrence thereof

         6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, 1st United shall deliver to Wachovia, a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the 1st United Meeting, deemed to be an "affiliate" of it (each, a "1ST UNITED AFFILIATE") as that term is used in Rule 145 under the Securities Act.

         (b) 1st United shall use its reasonable best efforts to cause each person who may be deemed to be a 1st United Affiliate to execute and deliver to Wachovia on or before the date of mailing of the Proxy Statement an "affiliates agreement" in form and substance reasonably satisfactory to Wachovia.

         6.08 SHAREHOLDER AGREEMENT. 1st United shall use its best efforts to cause any shareholder of 1st United who is also a director of 1st United and who has not entered into an agreement with Wachovia, in the form of EXHIBIT B hereto, prior to the date hereof, to enter into such an agreement within five business days of the date hereof.

         6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.10 CERTAIN POLICIES. Prior to the Effective Date, 1st United shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it aud Wachovia, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with those of Wachovia; PROVIDED, HOWEVER, that 1st United shal1 not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

         6.11 NYSE LISTING. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of 1st United Common Stock in the Merger.

         6.12 REGULATORY APPLICATIONS. (a) Wachovia and 1st United and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and 1st United shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.13 INDEMNIFICATION. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the past and present directors and officers of 1st United and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that 1st United is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Florida, the 1st United Certificate and the 1st United By-Laws as in effect on the date hereof; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Florida law, the 1st United Certificate and the 1st United By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

         (b) For a period of three years from the Effective Time, Wachovia shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of 1st United or any of its Subsidiaries (determined as of the Effective Time) (as opposed to 1st United) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by 1st United; PROVIDED, HOWEVER, that in no event shall Wachovia be required to expend more than 200 percent of the current amount expended by 1st United (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of 1st United or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; PROVIDED that the failure so to notify shall not affect the obligations of Wachovia under
Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

         (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

         6.14 BENEFIT PLANS. As soon as practicable following the Effective Time (but in no event later than April 1, 1998 if the Effective Time occurs prior to April 1, 1998) (i) Wachovia will provide employees of 1st United who become employees of Wachovia with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Wachovia; (ii) any such employees will receive credit for service with 1st United or any of its Subsidiaries or predecessors prior to the Effective Time for the purpose of determining eligibility and vesting; (iii) Wachovia shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the 1st United Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents; and (iv) Wachovia shall extend its Retirement Medical Plan to employees of 1st United who become employees of Wachovia and retire following December 31, 1997 or the Effective Date, if later; and would qualify for retirement under the Wachovia Retirement Income Plan and; PROVIDED, FURTHER, that a maximum or of 20 years of service with 1st United shall be recognized for benefit accrual purposes under the Retirement Medical Plan. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. Wachovia shall honor, pursuant to the terms of the 1st United Compensation and Benefit Plans Previously Disclosed, all employee benefit obligations to current and former employees of 1st United under such Plans.

         6.15 ACCOUNTANTS' LETTERS. Each of 1st United and Wachovia shall use its reasonable best efforts to cause to be delivered to the other party, and to Wachovia's directors and officers who sign the Registration Statement, letters of Ernst Young, LLP, independent auditors, dated

(i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

         6.16 NOTIFICATION OF CERTAIN MATTERS. Each of 1st United and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.17 STOCK PLANS. 1st United shall at or prior to the Effective Time cause to be terminated any obligation to issue shares of 1st United Common Stock under any dividend reinvestment plan and any other plan or arrangement pursuant to which it issues 1st United Common Stock or rights thereto, except for its stock option plans with respect to issued options Previously Disclosed.

         6.18 DIVIDEND COORDINATION. The Board of Directors of 1st United shall cause its regular quarterly dividend record dates and payment dates for 1st United Common Stock to be the same as Wachovia's regular quarterly dividend record dates and payment dates for Wachovia Common Stock, and 1st United shall not thereafter change its regular dividend payment dates and record dates.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Wachovia and 1st United to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and 1st United prior to the Effective Time of each of the following conditions;

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of 1st United Common Stock entitled to vote thereon in accordance with Section 607.1103 of the FBCA, other applicable law and the 1st United Certificate and the 1st United By-Laws.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Wachovia

         Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
         (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

         (f) LISTING. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         7.02 CONDITIONS TO OBLIGATION OF 1ST UNITED. The obligation of 1st United to consummate the Merger is also subject to the fulfillment or written waiver by 1st United prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Wachovia set forth in this Agreement, after giving effect to Sections
      5.01 and 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and 1st United shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF WACHOVIA. Wachovia shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and 1st United shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer ard the Chief Financial Officer of Wachovia to such effect.

         (c) OPINION OF 1ST UNITED'S COUNSEL. 1st United shall have received an opinion of Akerman, Senterfitt & Eidson, P.A., counsel to 1st United, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of 1st United who receive shares of Wachovia Common Stock in exchange for shares of 1st United Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Akerman, Senterfitt & Eidson, P.A. may require and rely upon representations contained in letters from 1st United and others.

         (d) ACCOUNTANTS' LETTERS. 1st United shall have received the letters referred to in Section 6.14 from Ernst & Young, LLP, Wachovia's independent auditors.

         7.03 CONDITIONS TO OBLIGATION OF WACHOVIA. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of 1st United set forth in this Agreement, after giving effect to Sections
      5.01 and 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of 1st United by the Chief Executive Officer and the Chief Financial Officer of 1st United to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF 1ST UNITED. 1st United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of 1st United by the Chief Executive Officer and the Chief Financial Officer of 1st United to such effect.

         (c) OPINION OF WACHOVIA'S COUNSEL. Wachovia shall have received an opinion of Sullivan Cromwell, special counsel to Wachovia, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia and others.

         (d) ACCOUNTANTS' LETTERS. Wachovia and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from Ernst & Young, LLP, 1st United's independent auditors

                                  ARTICLE VIII

                                  TERMINATION

         8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Wachovia and 1st United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by Wachovia or 1st United, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) DELAY. At any time prior to the Effective Time, by Wachovia or 1st United, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by March 31, 1998, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) NO APPROVAL. By 1st United or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (u) the stockholder approval required by Section 7.01(a) herein is not obtained at the 1st United Meeting.

         (e) FAILURE TO RECOMMEND, ETC. At any time prior to the 1st United Meeting, by Wachovia if 1st United Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.

         8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. In the event of the termination of this Agreement, Wachovia agrees that, until March 31, 1998, it will not, directly or indirectly, solicit to employ any person known by it to be a current senior officer of 1st United, so long as they are employed by 1st United, or directly or indirectly solicit or encourage any such officers or employees to leave 1st United's employ (other than pursuant to general advertisements of employment in publications not specifically targeted at 1st United's employees), in either case, without obtaining the prior written consent of 1st United.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section
6.13 and this Article IX - which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05, 8.02 and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the 1st United Meeting, this Agreement may not be amended if it would violate the FBCA.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the FBCA are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between 1st United and Wachovia.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirma tion) or mailed by registered or certified mail (return receipt requested) to such party at its address set for below or such other address as such party may specify by notice to the parties hereto.

               If to 1st United, to

                    1st United Bancorp
                    980 N. Federal Highway
                    Boca Raton, Florida 33432
                    Attention:
                    Telephone:
                    Facsimile:

               With a copy to:

                    1st United Bancorp
                    980 N. Federal Highway
                    Boca Raton, Florida 33432
                    Attention:
                    Telephone:
                    Facsimile:

          With a copy to:

                    Akerman, Senterfitt & Eidson, P.A.
                    Phillips Point - East Tower
                    Suite 900
                    777 South Flagler Drive
                    West Palm Beach, FL 33401
                    Attention:
                    Telephone:
                    Facsimile:

          If to Wachovia, to

                    Wachovia Corporation
                    301 North Main Street
                    Winston-Salem, North Carolina 27101
                    Attention: Chairman of the Board
                    Telephone: (910)770-5000
                    Facsimile: (910)770-5959

          With a copy to:

                    Wachovia Corporation
                    301 North Main Street
                    Winston-Salem, North Carolina 27101
                    Attention Kenneth W. McAllister
                    Telephone: (910) 732-5141
                    Facsimile: (910)732-5959

          With a copy to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York 10004
                    Attention: H. Rodgin Cohen, Esq.
                               Mark J. Meting, Esq.
                    Telephone: (212) 558-4000
                    Facsimile: (212) 558-3588

         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This
Agreement and the Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement). Except for Section 6.13, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation "

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                             1ST UNITED BANCORP



                                             By:/s/ WARREN S. ORLANDO
                                                -----------------------------
                                                Name: Warren S. Orlando
                                                Title: President & CEO



                                             WACHOVIA CORPORATION



                                             By:/s/ L. M. BAKER, JR
                                                -----------------------------
                                                Name: L. M. Baker, Jr.
                                                Title: President & CEO

                         LIST OF SCHEDULES AND EXHIBITS
                    WACHOVIA CORPORATION/1ST UNITED BANCORP


SCHEDULES
---------

5.03(b)        List of Bancorp Stock Options
5.03(c)(i)     List of 1st United Bancorp Subsidiaries
5.03(c)(ii)    Equity Securities
5.03(f)(ii)    Consents Required
5.03(g)(ii) and 5.03 (g)(iii)
5.03(h)        Bancorp Litigation
5.03(i)        Bancorp Regulatory Matters
5.03(m)        Employee Benefit Plans
5.03(q)        Tax Matters
5.03(t)        Insurance Schedule
5.03(u)        Asset Classifications
5.04(b)        Wachovia Disclosure Schedule


EXHIBITS
--------

A - Form of Stock Option Agreement
B - Form of Shareholder Agreement
C - Form of Plan of Merger

The Company hereby agrees to furnish supplemently a copy of any of the foregoing Exhibits or Schedules to the Securities and Exchange Commission upon request.